[PCMLLC Letterhead]


VIA FACSIMILE 949.660.0632 AND CERTIFIED MAIL
---------------------------------------------

October 21, 2003

Sierra Liquidity Fund, LLC
2699 White Road, Suite 255
Irvine, CA 92614

     Re: Letter from Sierra Liquidity Fund, LLC, dated September 23, 2003, offering to purchase shares from Performance Capital Management, LLC, Unit Holders for $2.00 per share

Ladies and Gentlemen:

     We recently became aware of a letter from Sierra Liquidity Fund, LLC, dated September 23, 2003, offering to purchase shares from Performance Capital Management, LLC, Unit Holders for $2.00 per share (the "Offer"). We are not aware that the Offer was published in any medium, and we did not receive a copy of it from you.

     The terms of the Offer are ambiguous concerning how many units Sierra seeks to purchase. We believe that Sierra's Offer may be a "mini-tender offer" subject to SEC regulation and, if the size is large enough, Sierra's offer could be a tender offer requiring Sierra to make filings with the SEC. Specifically, we refer you to SEC Release No. 34-43069, SEC Interpretation: Commission Guidance on Mini-Tender Offers and Limited Partnership Tender Offers, CCH Federal Securities Law Reporter [paragraph] 24,284K (July 24, 2000) (the "SEC Guidance").

     The Offer does not comply with the SEC Guidance in a number of respects. As a result, disseminating the Offer and consummating the transactions contemplated by it could constitute fraudulent, deceptive or manipulative acts or practices in connection with a tender offer, in violation of federal securities laws. The SEC has brought enforcement actions against parties that have violated the tender offer anti-fraud provisions. See the SEC Guidance, at
                                                       ---
17,775-15 n.25.

     On behalf of our Unit Holders, we demand:

     (1) that Sierra permit any Unit Holder who has tendered units to Sierra the informed opportunity to rescind their transaction with Sierra; and

     (2) that Sierra cease any tender offer for Performance Capital Management, LLC, units until such time as Sierra (A) complies with all relevant federal securities laws, including without limitation the SEC Guidance, and (B) can affirmatively state that any transfers resulting from a federally compliant tender offer may be accomplished in compliance with all applicable state securities laws.


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     We have enclosed a copy of the October 21, 2003, letter from our Board
Co-Chairpersons to our Unit Holders concerning the Offer and a copy of the Solicitation/Recommendation Statement filed by the Company with the SEC on October 21, 2003. We would be happy to provide you with a copy of the SEC Guidance if you do not have access to it.

     We thank you in advance for your prompt cooperation.

Very truly yours,


/s/  David J. Caldwell
David J. Caldwell
Chief Operations Officer


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